UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: September 28, 2007
(Date of earliest event reported)

Maxim Integrated Products, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-16538	94-2896096
(State of other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

120 San Gabriel Drive
Sunnyvale, California    94086
(Address of principal executive offices including zip code)

(408) 737-7600
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Maxim Integrated Products, Inc. (the "Company") suspended stock option exercises starting September 23, 2006 as a result of not having timely filed its periodic reports on Form 10-K and Form 10-Q with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended, because of the previously-announced Special Committee inquiry into certain past stock option grants and granting practices, as well as the Company's need to restate certain historical financial statements to record additional stock-based compensation expense as a result of that inquiry. The Company will continue to prohibit the exercise of stock options until the Company completes its financial restatement and becomes current in its reporting obligations with the Commission.

During the period which the exercise of stock options has been and will be suspended, stock options held by current and former employees have expired and will expire due to the expiration of their 10-year terms. The Company has implemented a program to provide cash payments to individuals who hold options granted from September 1996 through March 1998 that expire due to their maximum 10-year terms. This program will terminate following the completion of the financial restatement and the Company becoming current in its reporting obligations with the Commission.

Under this program, the Company will make a cash payment to the holder of a stock option that expires as a result of reaching its 10-year term during the period that stock options may not be exercised. For options expiring on or before September 30, 2007, the cash payment will equal $33.06 minus the exercise price of the option multiplied by the number of shares, less applicable tax withholding. For options expiring after September 30, 2007, the cash payment will be based on the amount the "calculated value" of the option exceeds the exercise price multiplied by the number of shares, less applicable tax withholding. For this purpose, the "calculated value" is equal to the price at which 10% of the daily close prices of the Company's common stock fall above this price for trading days from August 7, 2006 through the expiration date of the option. The cash payment will be subject to the option holder executing a release of all claims relating to the option. Approximately 525 individuals will be eligible for this program, and the aggregate payments are expected to total approximately $98 million, subject to adjustment as a result of future changes in the Company's stock price until the program terminates. The Company expects that stock options covering approximately 5,153,753 shares will expire as a result of reaching their 10-year term and such options will no longer be outstanding. The Company expects to incur a compensation expense equal to the amount of cash paid out under the program.

Named executive officers of the Company hold stock options that are eligible to participate in the program and they will participate on the same terms and conditions that apply to all other program participants. The following table sets forth the estimated cash payments that the Company expects to make under the program to its named executive officers:

Option Holder Name	Option Grant Date	Option Expiration Date	Option Exercise Price	Number of Expired Options (a)	Cash Payment Amount before applicable tax witholding

Tunç Doluca	November 19, 1996	November 19, 2006	$9.50	69,476	$1,636,854.56(b)
	October 27, 1997	October 27, 2007	$14.5313	193,120	$3,578,262.54(c)

Rich Hood	November 19, 1996	November 19, 2006	$9.50	117,928	$2,778,383.68(b)
	October 27, 1997	October 27, 2007	$14.5313	153,120	$2,837,114.54(c)

Pirooz Parvarandeh	October 27, 1997	October 27, 2007	$14.5313	160,000	$2,964,592.00(c)

Vijay Ullal	November 19, 1996	November 19, 2006	$9.50	69,476	$1,636,854.56(b)
	October 27, 1997	October 27, 2007	$14.5313	160,000	$2,964,592.00(c)

  These options expired in accordance with their terms on the tenth (10th) anniversary of the grant date in accordance with the Company's 1996 Stock Incentive Plan and applicable stock option agreement.
  The cash payment amount equals $33.06 less the exercise price of the option multiplied by the number of shares.
  The cash payment amount is estimated because it is dependent upon the closing price of the Company's common stock until the date the option expires as more fully described in the third paragraph of above. For this purpose, the cash payment amount assumes that it is equal to $33.06 less the exercise price of the option multiplied by the number of shares.

The form of release of claims applicable to all individuals who receive a cash payment, including the named executive officers, is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed herewith:
Exhibit No.	Description
10.1	The form of release of claims applicable to all individuals who receive a cash payment, including the named executive officers.

(All other items on this report are inapplicable.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAXIM INTEGRATED PRODUCTS, INC.

By: /s/ Bruce Kiddoo Bruce Kiddoo Vice President of Finance

Date: October 4, 2007

EXHIBIT INDEX

Exhibit No.	Description
10.1	The form of release of claims applicable to all individuals who receive a cash payment, including the named executive officers. PDF